February 19, 2014

Securities and Exchange Commission

450 Fifth Street N.W.

Washington, DC 20549

We have read the statements of Angstron Holdings Corporation pertaining to our firm included under Item 4.01 of Form 8-K dated February 19, 2014 and agree with such statements as they pertain to our firm.

Sincerely,

/s/ Sadler, Gibb and Associates, LLP